SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

(Amendment No.  1)

Emeritus Corporation

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

291005106

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 13, 2009

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON AP Summerville, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 983,788 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 983,788 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 983,788 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person OO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Kronus Property III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 983,788 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 983,788 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 983,788 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person CO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Investment Fund III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,646,596 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,646,596 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,646,596 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 11.9%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Management III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,646,596 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,646,596 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,646,596 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 11.9%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Management III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,646,596 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,646,596 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,646,596 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 11.9%

14	Type of Reporting Person CO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Advisors III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,646,596 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,646,596 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,646,596 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 11.9%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Capital Advisors III, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,646,596 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,646,596 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,646,596 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 11.9%

14	Type of Reporting Person CO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON AP Summerville II, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 44,056 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 44,056 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 44,056 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person OO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Kronus Property IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 44,056 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 44,056 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 44,056 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Investment Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,054,134 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,054,134 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,054,134 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 7.8%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Management IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,054,134 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,054,134 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,054,134 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 7.8%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Management IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,054,134 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,054,134 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,054,134 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 7.8%

14	Type of Reporting Person CO

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Advisors IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,054,134 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,054,134 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,054,134 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 7.8%

14	Type of Reporting Person PN

CUSIP No. 291005106

1	Name of Reporting Person I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Real Estate Capital Advisors IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,054,134 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,054,134 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,054,134 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 7.8%

14	Type of Reporting Person CO

This Amendment No. 1 to Schedule 13D supplements and amends the Statement on Schedule 13D originally filed September 10, 2007 by (i) AP Summerville, LLC, a Delaware limited liability company (“APS”), (ii) Kronus Property III, Inc., a Delaware corporation (“Kronus III”), (iii) Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership (“AREIF III”), (iv) Apollo Real Estate Management III, L.P., a Delaware limited partnership (“AREM III LP”), (v) Apollo Real Estate Management III, Inc., a Delaware corporation (“AREM III Inc.”), (vi) Apollo Real Estate Advisors III, L.P. (“AREA III”), (vii) Apollo Real Estate Capital Advisors III, Inc. (“ARECA III”), (viii) AP Summerville II, LLC (“APS II”), (ix) Kronus Property IV, Inc., a Delaware corporation (“Kronus IV”), (x) Apollo Real Estate Investment Fund IV, L.P., a Delaware limited partnership (“AREIF IV”, and together with APS, APS II and AREIF III, the “Apollo Funds”), (xi) Apollo Real Estate Management IV, L.P., a Delaware limited partnership (“AREM IV LP”), (xii) Apollo Real Estate Management IV, Inc., a Delaware corporation (“AREM IV Inc.”), (xiii) Apollo Real Estate Advisors IV, L.P. (“AREA IV”), and (xiv) Apollo Real Estate Capital Advisors IV, Inc. (“ARECA IV”; and together with APS, Kronus III, AREIF III, AREM III LP, AREM III Inc., AREA III, ARECA III, APS II, Kronus IV, AREIF IV, AREM IV LP, AREM IV Inc., and AREA IV, the “Reporting Persons”) with respect to the shares of common stock, par value $0.0001 (the “Common Stock”), of Emeritus Corporation (the “Issuer”)  Capitalized terms used without definitions in this Amendment No. 1 shall have the respective meanings ascribed to them in the Schedule 13D.

Responses to each item of this Amendment No. 1 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.	Security and Issuer

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

The Apollo Funds own of record an aggregate of 7,701,100 shares of Common Stock of the Issuer, which represent approximately 19.7% of the outstanding Common Stock of the Issuer.

The shares of Common Stock shown as beneficially owned by AREIF III and AREIF IV, respectively, include the shares of Common Stock owned of record by APS and APS II, respectively.  The shares of Common Stock reported as beneficially owned by Kronus III, AREA III, AREM III LP, ARECA III and AREM III Inc. include the shares of Common Stock owned of record by APS and AREIF III.  The shares of Common Stock reported as beneficially owned by Kronus IV, AREA IV, AREM IV LP, ARECA IV and AREM IV Inc. include the shares of Common Stock owned of record by APS II and AREIF IV.  The Apollo Funds, Kronus III, Kronus IV, AREA III, AREA IV, AREM III LP, AREM IV LP, ARECA III, ARECA IV, AREM III Inc. and AREM IV Inc. each disclaim beneficial ownership of the shares of the Issuer’s Common Stock in excess of their pecuniary interests, if any, and the filing of this Amendment No. 1 to Schedule 13D and any amendment thereto shall not be construed as an admission that any such person is the beneficial owner of, or has any pecuniary interest in, any such securities.

(a)           See the information contained on the cover pages to this Schedule 13D which is incorporated herein by reference.  The percentage of Common Stock beneficially owned by the Reporting Persons is based on 39,126,125 outstanding shares of Common Stock of the Issuer as of October 31, 2008, based on the outstanding number of shares of Common Stock of the Issuer as reported by the Issuer in its Report on Form 10-Q filed with the SEC on November 10, 2008.

(b)           See the information contained on the cover pages to this Amendment No. 1 to Schedule 13D which is incorporated herein by reference.

(c)           On January 13, 2009, AREIF III and AREIF IV transferred an aggregate of 352,040 shares of Common Stock (the “Cobb Shares”) of the Issuer to L. Granger Cobb.  The Cobb Shares constituted an in-kind payment of profits returned on the investment by the Apollo Funds in Summerville Senior Living, Inc. (which was acquired by the Issuer on August 31, 2007 pursuant to the Merger Agreement) pursuant to agreements dated March 17, 2006 between the Apollo Funds and L. Granger Cobb.  The 352,040 shares transferred by the Apollo Funds to L. Granger Cobb represent an aggregate payment of $9,012,224, based upon a per share price of $25.60.  Concurrently with the transfer of the Cobb Shares, AREIF III transferred 920,565 shares of Common Stock to APS.

(d)           Not applicable.

(e)           Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

See the response to Item 5 of this Amendment No. 1 to Schedule 13D, which is hereby incorporated into this Item 6 by reference.

Item 7.	Material to be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Date: January 23, 2009	AP SUMMERVILLE, LLC

	By:	APOLLO REAL ESTATE INVESTMENT FUND III, L.P.
Its Sole Member

		By:	APOLLO REAL ESTATE ADVISORS III, L.P.
Its General Partner

			By:	APOLLO REAL ESTATE CAPITAL
ADVISORS III, INC.
Its General Partner

			By:	/s/ Stuart Koenig
				Name:	Stuart Koenig
				Title:	Vice President

Date: January 23, 2009	KRONUS PROPERTY III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE INVESTMENT FUND III, L.P.

	By:	APOLLO REAL ESTATE ADVISORS III, L.P.
Its General Partner

		By:	APOLLO REAL ESTATE CAPITAL
ADVISORS III, INC.
Its General Partner

			By:	/s/ Stuart Koenig
				Name:	Stuart Koenig
				Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE ADVISORS III, L.P.

	By:	APOLLO REAL ESTATE CAPITAL
ADVISORS III, INC.
Its General Partner

		By:	/s/ Stuart Koenig
			Name:	Stuart Koenig
			Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE CAPITAL ADVISORS III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE MANAGEMENT III, L.P.

	By:	APOLLO REAL ESTATE MANAGEMENT III, INC.
Its General Partner

		By:	/s/ Stuart Koenig
			Name:	Stuart Koenig
			Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE MANAGEMENT III, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: January 23, 2009	AP SUMMERVILLE II, LLC

	By:	APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.
Its Sole Member

		By:	APOLLO REAL ESTATE ADVISORS IV, L.P.
Its General Partner

			By:	APOLLO REAL ESTATE CAPITAL
ADVISORS IV, INC.
Its General Partner

				By:	/s/ Stuart Koenig
					Name:	Stuart Koenig
					Title:	Vice President

Date: January 23, 2009	KRONUS PROPERTY IV, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.

	By:	APOLLO REAL ESTATE ADVISORS IV, L.P.
Its General Partner

		By:	APOLLO REAL ESTATE CAPITAL
ADVISORS IV, INC.
Its General Partner

			By:	/s/ Stuart Koenig
				Name:	Stuart Koenig
				Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE ADVISORS IV, L.P.

	By:	APOLLO REAL ESTATE CAPITAL
ADVISORS IV, INC.
Its General Partner

		By:	/s/ Stuart Koenig
			Name:	Stuart Koenig
			Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE CAPITAL ADVISORS IV, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE MANAGEMENT IV, L.P.

	By:	APOLLO REAL ESTATE MANAGEMENT IV, INC.
Its General Partner

		By:	/s/ Stuart Koenig
			Name:	Stuart Koenig
			Title:	Vice President

Date: January 23, 2009	APOLLO REAL ESTATE MANAGEMENT IV, INC.

	By:	/s/ Stuart Koenig
		Name:	Stuart Koenig
		Title:	Vice President